UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

PROXY STATEMENT

PARTNERRE LTD.

Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

ANNUAL GENERAL MEETING — May 22, 2003

To the Shareholders of PartnerRe Ltd.:

You are cordially invited to attend the Annual General Meeting of your Company to be held at 3:00 p.m. on Thursday, May 22, 2003 at the Company’s head office at Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda.

A report on the current affairs of the Company will be presented at the meeting and shareholders will have an opportunity for questions and comments.

It is earnestly requested that you complete, sign, date and mail the enclosed proxy card in the enclosed business reply envelope or vote electronically via the internet or telephone whether or not you plan to attend the Annual General Meeting. See “Voting Via the Internet or By Telephone” in the Proxy Statement for more details.

Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

John A. Rollwagen

Chairman of the Board of Directors

March 28, 2003

IMPORTANT:	PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE. THE MEETING DATE IS MAY 22, 2003.

PARTNERRE LTD.

Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2003

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of PartnerRe Ltd. (the “Company”) will be held at the Company’s head office at 96 Pitts Bay Road, Pembroke, Bermuda, on Thursday, May 22, 2003, at 3:00 p.m. local time, for the following purposes:

1.    To elect two (2) directors to hold office until the annual general meeting of shareholders in the year 2006 or until their respective successors have been duly elected;

2.    To approve the PartnerRe Ltd. 2003 Non-Employee Director’s Stock Plan (the “Director Plan”) and reserve 1,000,000 Common Shares for issuance under the Director Plan;

3.    To re-appoint Deloitte & Touche, independent auditors, as the Company’s auditors for the ensuing period ending with the 2004 annual general meeting and to refer the determination of auditors’ remuneration to the Board of Directors; and

4.    To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 18, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting.

By order of the Board of Directors

Christine E. Patton

Secretary

Pembroke, Bermuda

March 28, 2003

PROXY STATEMENT

PROXY STATEMENT

PARTNERRE LTD.

Annual General Meeting of Shareholders

May 22, 2003

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of PartnerRe Ltd. (the “Company”) of proxies from holders of the Company’s common shares, par value $1.00 per share (the “Common Shares”). The proxies will be voted at the Annual General Meeting of Shareholders to be held on May 22, 2003 at 3:00 p.m. local time, at Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda, and at any adjournment or adjournments thereof (the “Annual Meeting”).

The mailing address of the Company is Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, (telephone 1-441-292-0888). The Notice of Annual General Meeting of Shareholders, the Proxy Statement and the accompanying Proxy were first transmitted to shareholders of the Company on or about April 5, 2003.

The Board has fixed the close of business on March 18, 2003 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, an aggregate of 52,410,108 Common Shares were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting, except that if a person (other than Swiss Reinsurance Company and its affiliates) constructively or beneficially, directly or indirectly, owns more than 9.9% of the voting power of the outstanding Common Shares, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.9%, pursuant to a formula specified in the Company’s Bye-laws. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares (without regard to the limitation on voting referred to above) is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Shares.

At the Annual Meeting, shareholders of the Company will be asked to (i) elect two directors to serve on the Board until the annual general meeting of shareholders in the year 2006; (ii) approve the PartnerRe Ltd. 2003 Non-Employee Director’s Stock Plan (the “Director Plan”) and reserve 1,000,000 Common Shares for issuance under the Director Plan and (iii) re-appoint Deloitte & Touche, independent auditors, as the Company’s auditors for the ensuing period ending with the 2004 annual general meeting and to refer the determination of the auditors’ remuneration to the Board of Directors.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All matters referenced in this proxy statement upon which shareholders are called to vote will be decided by a simple majority of votes cast. A hand vote will be taken unless a poll is requested pursuant to the Company’s Bye-laws.

If your shares are held by a broker who does not indicate how to vote on a particular matter that comes up for a vote at the meeting or if you abstain from voting on a particular matter that comes up for a vote at the meeting, your shares will be treated as not entitled to vote on that matter for purposes of determining whether the matter has received the required level of shareholder approval.

A copy of the Company’s Annual Report for the year ended December 31, 2002 is being mailed to shareholders together with this Proxy Statement. These documents may also be viewed on the Company’s website at www.partnerre.com. The consolidated financial statements of the Company for the year ended December 31, 2002 contained in the Annual Report and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2002 are specifically incorporated herein by reference and made a part hereof.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS OF THE COMPANY. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are the Chairman of the Board of Directors and the President and Chief Executive Officer of the Company. A shareholder desiring to appoint some other person to represent him at the Annual Meeting may do so either by inserting such person’s name in the blank space provided in the enclosed Form of Proxy, or by completing another form of proxy and, in either case, delivering the completed Proxy to the Secretary of the Company at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing some other person to represent him to inform such person of this appointment.

Common Shares (“shares”) represented at the Annual Meeting by a properly executed and returned Proxy will be voted at the Annual Meeting in accordance with instructions noted thereon, or if no instructions are noted, the Proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. If a shareholder appoints a person other than the persons named in the Form of Proxy to represent him, such person will vote the shares in respect of which he is appointed proxy holder in accordance with the directions of the shareholder appointing him. A submitted Proxy is revocable by a shareholder at any time prior to its being voted provided that such shareholder gives oral or written notice to the Secretary of the Company at or prior to the Annual Meeting that such shareholder intends to vote in person or by submitting a subsequently dated Proxy. Attendance at the Annual Meeting by a shareholder who has given a Proxy shall not in and of itself constitute a revocation of such Proxy.

Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of shares. The costs of soliciting proxies will be borne by the Company. It is estimated that these costs will be nominal.

VOTING VIA THE INTERNET OR BY TELEPHONE

Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the shareholder.

There are separate internet and telephone voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.

Shares Registered Directly in the Name of the Shareholder

Shareholders with shares registered with EquiServe, the Company’s transfer agent, may vote electronically by calling 1-877-779-8683 and entering the voter control number located on their Proxy card and following the recorded instructions. To vote on the internet, shareholders should go to the site http://www.eproxyvote.com/pre and enter the voter control number located on their Proxy card and follow the instructions provided.

Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are held through a bank or broker you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the internet address that is listed.

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2004 ANNUAL GENERAL MEETING

If you want to propose any matter for a vote by the Company’s shareholders at the Company’s 2004 annual meeting, you must send your proposal to the Company Secretary, PartnerRe Ltd., Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda. The Company may omit your proposal from next year’s proxy statement if it is not received by the Company Secretary at the address noted above by November 28, 2003 or if it does not comply with applicable SEC requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

The table below sets forth the beneficial ownership of Common Shares by all persons who beneficially own 5% or more of the Common Shares and by all directors and certain executive officers of the Company as of March 18, 2003.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Swiss Reinsurance Company.	8,611,969	(2)	15.11%
50-60 Mythenquai Ch-8022 Zurich, Switzerland
FMR Corp.	5,164,442	(3)	9.85%
82 Devonshire Street Boston, MA 02109, U.S.A.
Capital Group International, Inc	3,348,740	(4)	6.39%
11100 Santa Monica Blvd
Los Angeles, CA 90025, U.S.A.
Neuberger Berman, LLC	3,160,122	(5)	6.03%
605 Third Ave.
New York, NY 10158-3698, U.S.A.

Lord, Abbett & Co	2,801,899	(6)	5.35%
90 Hudson Street Jersey City, NJ 07302, U.S.A.
Janus Capital Corporation	2,750,180	(7)	5.25%
100 Fillmore Street Denver, CO 80206-4928, U.S.A.
Delaware Management Holdings Co. Inc.	2,480,500	(8)	4.73%
One Commerce Square 2005 Market St. Philadelphia, PA 19103, U.S.A.

Name of Beneficial Owner
Patrick A. Thiele	60,052	(9)	*
Albert A. Benchimol	87,724	(10)	*
Bruno Meyenhofer	40,335	(11)	—
Scott D. Moore	237,104	(12)	*
Mark Pabst	19,816	(13)	*
John A. Rollwagen	17,465	(14)	*
Robert M. Baylis	26,673	(15)	*
Jan H. Holsboer	24,722	(16)	*
Walter B. Kielholz	—	(17)	—
Jean-Paul Montupet	8,941	(18)	—
Rémy Sautter	8,000	(19)	—
Lucio Stanca	38,000	(20)	*
Jürgen Zech	—	(21)	—
All directors and executive officers (13 persons)	568,832		1.02%

* Denotes beneficial ownership of less than 1%

(1)	Assumes the exercise of 1,355,746 Class B Warrants which are exercisable through November 2004 at an exercise price per Common Share of $17. The Class B Warrants were issued to Swiss Reinsurance Company (“Swiss Re”) and Head & Company L.L.C. on November 4, 1993.
(2)	Based on a report on Schedule 13D filed by Swiss Reinsurance Company (“Swiss Re”) and certain affiliates with the U.S. Securities and Exchange Commission on November 18, 2002, Swiss Re beneficially owns 8,611,969 Common Shares, including (i) 7,838,096 Common Shares owned by Swiss Re Capital Management (Bermuda) Ltd., a wholly-owned subsidiary of Swiss Re, (ii) 677,873 Common Shares issuable upon the exercise of vested Class B Warrants owned by Swiss Re Capital Management (Bermuda) Ltd., and (iii) 96,000 Common Shares issuable upon the exercise of options owned directly by Swiss Re.
(3)	Based on a report on Schedule 13G filed by FMR Corp. with the U.S. Securities and Exchange Commission on February 14, 2003, Fidelity Management and Research Company (“Fidelity”) beneficially owns 5,164,442 Common Shares and FMR Corp. through its control of Fidelity, has sole dispositive power of 5,164,442 Common Shares.
(4)	Based on a report on Schedule 13G filed by Capital Group International, Inc. (“Capital Group “) with the U.S. Securities and Exchange Commission on February 11, 2003, Capital Group beneficially owns 3,348,740 Common Shares and has sole voting power of 3,214,640 Common Shares and sole dispositive power of 3,348,740 Common Shares.
(5)	Based on a report on Schedule 13G filed by Neuberger Berman, Inc. (“Neuberger Berman”) with the U.S. Securities and Exchange Commission on February 12, 2003, Neuberger Berman beneficially owns 3,160,122 Common Shares and has sole voting power of 1,508,282 Common Shares, shared voting power of 1,184,600 Common Shares and sole dispositive power of 3,160,122 Common Shares.
(6)	Based on a report on Schedule 13G filed by Lord, Abbett & Co. (“Lord, Abbett”) with the U.S. Securities and Exchange Commission on January 28, 2003, Lord, Abbett has sole dispositive power of 2,801,899 Common Shares.
(7)	Based on a report on Schedule 13G filed by Janus Capital Management LLC (“Janus”) with the U.S. Securities and Exchange Commission on February 14, 2003, Janus has sole dispositive power of 2,750,180 Common Shares.
(8)	Based on a report on Schedule 13G filed by Delaware Management Holdings Co. Inc. (“Delaware Mgmt.”) with the U.S. Securities and Exchange Commission on February 6, 2003, Delaware Mgmt. has sole dispositive power of 2,475,200 Common Shares and shared dispositive power of 5,300 Common Shares.
(9)	Mr. Thiele holds options to purchase 251,527 Common Shares, 45,095 of which are currently exercisable. In addition, Mr. Thiele has been granted 10,000 shares of restricted stock, which vest in December 2004, and he has acquired 957 Common Shares under the Company’s Employee Share Purchase Plan.
(10)	Mr. Benchimol holds options to purchase 164,250 Common Shares, 87,177 of which are currently exercisable. In addition, Mr. Benchimol acquired 547 Common Shares under the Company’s Employee Share Purchase Plan.
(11)	Mr. Meyenhofer holds options to purchase 164,550 Common Shares, of which 40,000 are currently exercisable. In addition, Mr. Meyenhofer acquired 262 Common Shares under the Company’s Employee Share Purchase Plan and 73 Common Shares under the Company’s Swiss Share Purchase Plan.
(12)	Mr. Moore holds options to purchase 309,677 Common Shares, 222,604 of which are currently exercisable.
(13)	Mr. Pabst holds options to purchase 68,225 Common Shares, 17,524 of which are currently exercisable. In addition, Mr. Pabst has acquired 792 Common Shares under the Company’s Employee Share Purchase Plan.
(14)	Mr. Rollwagen holds options to purchase 16,465 Common Shares, all of which are exercisable.
(15)	Mr. Baylis holds options to purchase 24,000 Common Shares, all of which are exercisable.
(16)	Mr. Holsboer holds options to purchase 24,000 Common Shares, all of which are exercisable.

(17)	The Company has been advised that in accordance with the terms of Mr. Kielholz’s employment with Swiss Re, all Common Shares and options to purchase Common Shares received as part of his director’s compensation have been transferred to Swiss Re.
(18)	Mr. Montupet holds options to purchase 8,000 Common Shares, all of which are exercisable.
(19)	Mr. Sautter holds options to purchase 8,000 Common Shares, all of which are excercisable.
(20)	Mr. Stanca holds options to purchase 38,000 Common Shares, all of which are exercisable.
(21)	Dr. Zech was appointed to the Board in August 2002 and he has no beneficial ownership of Common Shares.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. To the Company’s knowledge, based solely on a review of the reports filed and written representations received from the persons subject to Section 16(a), we believe that no other reports were required, and no director or executive officer of the Company failed to file their required reports on a timely basis during the year 2002.

ELECTION OF DIRECTORS

The Board of Directors of the Company normally consists of ten members. The retirement of Sir Robert Horton, in February 2003, created one vacancy on the Board of Directors, which presently consists of nine members. At the Annual Meeting, two directors will be elected to hold office for three-year terms until the annual general meeting in the year 2006 or until their successors have been elected. The Proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the two nominees named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy. The presence, in person or by proxy, of a majority of the outstanding Common Shares is required for a quorum for the election of directors at the Annual Meeting but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Election of directors at the Annual Meeting will be decided by a simple majority of votes cast.

Nominees

The respective ages, business experience and directorships in other companies of the two nominees for election are set forth below. Both nominees are currently directors of the Company. Messrs. Baylis and Holsboer were elected at the 2000 Annual Meeting. Mr. Kielholz, the third director whose term expires at the 2003 Annual Meeting, will not be standing for re-election. If elected, both nominees will serve a three-year term.

Name	Age
Robert M. Baylis	64
Jan H. Holsboer	56

Robert M. Baylis has served as a director since May 19, 2000 and is the Chairman of the Company’s Audit Committee and a member of the Company’s Human Resources and Compensation Committees. He is the retired Vice Chairman of CS First Boston, a position he held until 1996, and prior to his retirement was Chairman and Chief Executive Officer of CS First Boston Pacific Inc. Mr. Baylis is a Director of New York Life Insurance Company, Host Marriott Corporation, Covance Inc., and Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum, a Trustee of the Rubin Museum of Art and a director of the International Forum, an executive education program of the Wharton School. Mr. Baylis is a member of the Advisory Council of the Economics Department of Princeton University and is also a member of the New York Society of Security Analysts and the National Association of Business Economists.

Jan H. Holsboer has served as a director since May 19, 2000 and is Chairman of the Company’s Finance Committee and a member of the Company’s Audit Committee. Mr. Holsboer was a member of the Executive Board of ING/Nationale-Nederlanden and was primarily responsible for International Operations from 1990 to 1999. From 1997 to 1999 Mr. Holsboer was Chairman of the Executive Committee of the Financial Services International of ING Group with oversight of all retail insurance, bank and asset management products outside the Benelux, including all reinsurance activities. During this period Mr. Holsboer was also a member of the Executive Board of ING Bank. Mr. Holsboer was a Board member of the International Insurance Society from 1994 to 1999 and has been a member of the Geneva Association since 1986. Mr. Holsboer served as President of the Association from 1993 to 1999, as Honorary President from 2000 and is currently Co-Chairman of the Geneva Association Task Force on International Accounting Standards Mr. Holsboer is a director of Gerling NCM Credit and Finance AG, TD Waterhouse Bank N.V and Yura International Holding BV. Mr. Holsboer also serves as Vice Chairman of the Amsterdam Institute of Finance and President of Pro Senectute.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO DIRECTORS NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth the names, ages and titles of the persons who were directors of the Company (in addition to Messrs. Baylis and Holsboer) and executive officers of the Company as of March 18, 2003.

Name	Age	Position
Patrick A. Thiele (a)	52	Chief Executive Officer & Director
Albert A. Benchimol (a)	45	Executive Vice President & Chief Financial Officer
Bruno Meyenhofer (a)	54	Chief Executive Officer, PartnerRe Global
Scott D. Moore (a)	50	Chief Executive Officer, PartnerRe US
Mark Pabst (a)	57	Executive Vice President, Corporate Affairs
John A. Rollwagen (1)	62	Chairman of the Board of Directors
Walter B. Kielholz (2)	52	Director
Jean-Paul Montupet (3)	55	Director
Rémy Sautter (4)	57	Director
Lucio Stanca (5)	61	Director
Dr. Jürgen Zech (6)	63	Director

(a)	Member of the Company’s Executive Committee (the “EC”).
(1)	Chairman of the Company’s Governance and Nominating Committee and Member of the Company’s Finance Committee.
(2)	Member of the Company’s Human Resources Committee and Governance and Nominating Committee.
(3)	Member of the Company’s Governance and Nominating Committee, Compensation Committee and Human Resources Committee.
(4)	Member of the Company’s Audit Committee, Human Resources Committee and Compensation Committee.
(5)	Member of the Company’s Governance and Nominating Committee and Chairman of both the Human Resources Committee and Compensation Committee.
(6)	Member of the Company’s Governance and Nominating Committee and Finance Committee.

Patrick A. Thiele joined the Company on December 1, 2000 as President and Chief Executive Officer and was appointed to the Board at the same time. He is a member of the Company’s Human Resources Committee. Mr. Thiele was employed by CGNU from 1999 to 2000 and served as Managing Director, Group Office. From 1978 to 1998 Mr. Thiele was employed by The St. Paul Companies and served as President and Chief Executive Officer of the worldwide insurance operations from 1996 to 1998. Prior to that, Mr. Thiele was Chief Financial Officer from 1991 to 1996. Mr. Thiele was also a member of the Board of Directors of The St. Paul Companies and John Nuveen & Co., its investment subsidiary. Mr. Thiele is also a director of the Wenger Corporation and the University of Wisconsin’s Graduate School of Business and is on the Board of Overseers of the School of Risk Management and Actuarial Science, St. John’s Campus, New York.

Albert A. Benchimol joined the Company on April 1, 2000 as Executive Vice President and Chief Financial Officer. Mr. Benchimol was employed by Reliance Group Holdings, Inc. from 1989 to 2000. He served as Senior Vice President and Treasurer from 1998 to 2000 and as Vice President and Treasurer from 1994 to 1998. From 1989 to 1994, Mr. Benchimol served as Vice President and Assistant Treasurer. Prior to that, Mr. Benchimol was employed by Bank of Montreal from 1982 to 1989. In June 2001, Reliance Group Holdings filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

Bruno Meyenhofer joined the Group on January 1, 1999 as Executive Vice President upon the acquisition of the reinsurance operations of Winterthur Insurance Company and became the Chief Operating Officer, Global Reinsurance Operations on April 1, 1999. Effective February 2002 Mr. Meyenhofer was appointed as Chief Executive Officer, PartnerRe Global. Mr. Meyenhofer was a member of the Group Executive Board of Winterthur Insurance Company from 1997 to 1998 responsible for reinsurance operations and Group Risk management and prior thereto was Senior Vice President, Reinsurance for Winterthur Insurance Company from 1993.

Scott D. Moore joined the Company on December 11, 1993 and in 1998 became the President and Chief Executive Officer of PartnerRe US, prior to which he was Executive Vice President and Chief Financial Officer of the Company. Mr. Moore was employed by Crum & Forster Insurance from March 1 to December 10, 1993 as Senior Vice President and Chief Financial Officer, and from June 1991 to February 1993 he served as Senior Vice President and Chief Financial Officer of Skandia America Corporation. From 1978 to 1991, Mr. Moore was employed by Coopers & Lybrand, where he was an insurance industry specialist partner.

Mark Pabst joined the Company on July 16, 2001 as Executive Vice President, Corporate Affairs. From 1992 until 2001 Mr. Pabst was President of St. Paul International and from 1988 to 1992 he was employed by St. Paul Companies Inc. as Senior Vice President, Human Resources. Prior to joining the St. Paul Companies, Mr. Pabst was employed as the Managing Director of Human Resources at MCorp from 1982 until 1988.

Mr. John A. Rollwagen has served as a director since May 2001 and has been Chairman of the Board since May 2002. He is Chairman of the Company’s Governance and Nominating Committee and a member of the Company’s Finance Committee. He has served as a principal of Quatris Fund, an affiliate fund of St. Paul Venture Capital since October 2000 and from 1993 he has been an investor and business advisor specializing in information technology. From 1975 until 1993 Mr. Rollwagen was Chairman and Chief Executive Officer of Cray Research, Inc. Mr. Rollwagen is a director of Computer Network Technology Inc., Lexar Media and Unlimited Scale Inc. and serves on the Board of Minnesota Public Radio. Mr. Rollwagen served as a Director of Diva Systems until June 2002. In September 2002 Diva Systems filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

Walter B. Kielholz has served as a director of the Company since August 26, 1993 and is a member of the Company’s Governance and Nominating Committee and Human Resources Committee. In January 2003 Mr. Kielholz was appointed as Vice Chairman of the Board of Swiss Re and as Chairman of Credit Suisse Group, Zurich. Mr. Kielholz has been a member of the Executive Board of Swiss Re since 1993 and served as Chief Executive Officer from January 1997 until December 2002. Mr. Kielholz has been a member of Swiss Re general management since joining the Company in 1989 and from 1991 until 1993 he was a Senior Vice President of Swiss Re. From 1986 to 1988, Mr. Kielholz was a Vice President of Credit Suisse. Mr. Kielholz is also a Director of Winterthur Swiss Insurance Company and Winterthur Life. In addition he is President of the International Association for the Study of Insurance Economics better known as “The Geneva Association”, President of the Foundation “Zukunft Schweiz” and Chairman of the “Zürcher Kunstgesellschaft”, the principal museum in Zurich. Mr. Kielholz’s term as a director expires at the 2003 annual general meeting and he is not standing for re-election.

Mr. Jean-Paul Montupet has served as a director of the Company since February 2002 and is a member of the Company’s Governance and Nominating Committee, Human Resources Committee and Compensation Committee. Mr. Montupet has been an Executive Vice President of Emerson since 1990 and is currently responsible for Emerson’s Industrial Automation Business as well as being an Advisory Director of Emerson Electric Co. He joined Emerson in 1989 and has held various positions of responsibility, including Chairman of Emerson Asia-Pacific. From 1982 to 1989 Mr. Montupet was a Member of the Board and Director of North American Operations of Leroy Somer. Mr. Montupet is also Chairman of the Board of Governors of NEMA (National Electrical Manufacturers Association).

Mr. Rémy Sautter has served as a director of the Company since November 2001 and is a member of the Company’s Audit Committee, Human Resources Committee and Compensation Committee. Mr. Sautter is Chairman of the Board of RTL Radio, France. From July 1996 to June 2000 Mr. Sautter was President and Chief Executive Officer of CLT-UFA Group. From 1985 to 1996 Mr. Sautter was Vice-Chairman and Managing Director of RTL Radio, France and in 1989 he was appointed as Managing Director in charge of CLT radio activities. Mr. Sautter is also a Chairman of the Board of Channel 5, UK and serves as a non-executive director of M6 Television (Paris), WANADOO (Paris) and Taylor Nelson Sofres plc and is on the Board of Advisors of Duke Street Capital (London).

Mr. Lucio Stanca has served as director of the Company since May 12, 1998 and is the Chairman of the Company’s Human Resources Committee and Compensation Committee and is a member of the Company’s Governance and Nominating Committee. In July 2001 Mr. Stanca was appointed as Minister of Innovation and Technology in the Italian Government. Mr. Stanca was Executive Chairman of IBM EMEA (Europe, Middle East and Africa) from 1994 until his retirement from the Company in 2001. From 1991 until 1994 Mr. Stanca was Chairman and Chief Executive Officer of IBM SEMEA (South Europe, Middle East and Africa). Mr. Stanca worked with IBM in both Europe and the USA from 1968. Mr. Stanca is also a director of FILA and the Bocconi University in Milan.

Dr. Jürgen Zech was appointed to the Board in August 2002 and is a member of both the Company’s Governance and Nominating Committee and Finance Committee. At the end of 2001 Dr. Zech retired as Chairman of the Board of Management of the insurance group Gerling-Konzern Versicherungs-Beteiligungs-AG, a post he assumed in 1996, having previously served as Vice-Chairman since 1993. From 1986 Dr. Zech was employed by the reinsurance group Kölnische Rückversicherungs-Gesellschaft AG, Cologne where he served as Chairman of the Board of Executive Directors from 1987 to 1992 and as Vice-Chairman of their subsidiary, Cologne Re, in 1986. Prior to joining Kölnische Rückversicherungs-Gesellschaft AG, Dr. Zech was with Colonia Versicherung AG, Cologne where he served as a member of the Board of Executive Directors from 1975 to 1985. Dr. Zech serves as a non-executive director of Barclays plc, Barclays Bank plc and Misys plc. And is also on the Board of Directors of Sauerborn Trust AG, Seeburger AG, Quarzwerk GmbH and Oviesse GmbH. Dr. Zech holds a Doctorate in Business Economics from the University of Cologne and is Chairman of the Philharmonic Hall in Cologne.

Former Directors

David T. McLaughlin served as Chairman of the Board from November 8, 1993 until May 2002. During 2002 he served as Chairman of the Company’s Governance Committee and as a member of the Company’s Audit Committee. Mr. McLaughlin was President and Chief Executive Officer of the Aspen Institute from 1987 until July 1997. From 1981 to 1987, Mr. McLaughlin was President of Dartmouth College, and from 1977 to 1981 he was Chairman of the Toro Company. Mr. McLaughlin is Chairman of Orion Safety Products and in June 2001 was appointed Chairman of the American Red Cross. Mr. McLaughlin retired from the Board in May 2002 in accordance with the Company’s retirement policy, having reached the age of seventy.

Sir Robert B. Horton has served as a director of the Company since November 8, 1993. During 2002 Sir Robert served as Chairman of the Company’s Finance Committee and as a member of the Company’s Governance Committee. Sir Robert was Chairman of Railtrack plc from February 2, 1993 until July 21, 1999. Sir Robert served as Chairman and Chief Executive Officer of The British Petroleum Company from March 1990 until June 1992 and as Deputy Chairman from 1988 to 1990. From 1986 to 1989, Mr. Horton served as Chairman and Chief Executive Officer of Standard Oil. Sir Robert is Chairman of Chubb plc and is also Deputy Chairman of Premier Farnell plc and a director of Emerson Electric Company. With regret the Board accepted the resignation of Sir Robert as a director of the Company effective February 25, 2003.

The Company’s Board of Directors is divided into three classes as follows: the first class, whose term expires at the 2003 annual general meeting of the Company’s shareholders, is comprised of Walter B. Kielholz, Jan H. Holsboer and Robert M. Baylis. Mr. Kielholz is not standing for re-election at the 2003 annual general meeting. The second class, whose term expires at the 2004 annual general meeting of the Company’s shareholders, is comprised of, John A. Rollwagen, Lucio Stanca and Jean-Paul Montupet. The third class, whose term expires at the 2005 annual general meeting of the Company’s shareholders, is comprised of Rémy Sautter, Jürgen Zech and Patrick A. Thiele. If elected, Messrs. Baylis and Holsboer will serve as a class of directors whose term will expire at the 2006 annual general meeting of shareholders.

Board of Directors’ Meetings and Committees

In 2002 the Board of Directors had standing Governance, Audit, Human Resources and Finance Committees. With effect from January 3, 2003 the Company renamed the Governance Committee as the Governance and Nominating Committee and formed a Compensation Committee. Certain responsibilities have been transferred from the Human Resources Committee and Governance Committee to the newly formed Compensation Committee.

The Governance Committee was established in February 2001 to oversee all aspects of Board governance. It advised the Board of Directors with respect to its organisation, the selection and recommendation of new Directors, committee structure, director compensation, Board performance and objectives, the performance and compensation of the Chief Executive Officer (CEO), CEO succession planning and the nomination of the Chairman of the Board. The Governance Committee met four times in 2002.

The renamed Governance and Nominating Committee remains responsible for all aspects of governance including selection and recommendation of director nominees, appointment of Board Committee members, Board Committee structure, Board compensation and the development of and compliance with the Corporate Governance Principles and Application Guidelines. When selecting candidates for nomination to the Company’s Board the Governance and Nominating Committee will not consider nominations made by shareholders. All aspects of CEO performance are now the responsibility of the newly formed Compensation Committee. The Chairman of the Governance and Nominating Committee is the non-executive Chairman of the Board and all Committee members are non-executive directors of the Company.

Commencing in February 2003 the Compensation Committee assumed responsibility for all aspects of compensation and benefits policies for the Company’s CEO and other members of the EC. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments for the Company’s CEO and other executive committee members. The Compensation Committee is also responsible for management succession for the CEO.

The Finance Committee advises the Board with respect to the Company’s overall risk tolerance and the manner in which the Company’s capital is exposed to losses through reinsurance and investment activities. It monitors and approves the Company’s catastrophe exposure and levels of retrocession and reviews the Company’s reserving policy. In regard to investment activities, it reviews the Company’s asset allocation policy and investment guidelines and monitors investment performance against agreed benchmarks. It also oversees the Company’s balance sheet and capital management policies including new capital raising, capital allocation, dividend payments and capital expenditure. The Finance Committee met four times in 2002.

The Audit Committee oversees the financial reporting process and the internal control structure of the Company on behalf of the Board and establishes standards for review of the Company’s compliance with applicable accounting and regulatory requirements. The Audit Committee, comprising independent members of the Board, meets with management, the Company’s internal auditor and the Company’s independent auditors to review matters relating to the quality of financial reporting and internal accounting controls, including the nature, extent and results of their audits, and otherwise maintains communications between the Company’s independent auditors and the Board of Directors. The Audit Committee met eight times in 2002.

In 2002 the Human Resources Committee was responsible for all aspects of human resources philosophy, policy and administration for the Company. It reviewed and approved all salary and incentive payments for executive officers (in conjunction with the Governance Committee for the Chief Executive Officer) and recommended to the Board all stock related compensation for executive officers. These functions now rest with the Compensation Committee. The Human Resources Committee continues to be responsible for the Company’s compensation philosophy, all forms of noncurrent monetary compensation and the administration of the PartnerRe Ltd. 1993 Non-Employee Director Stock Plan, the Employee Incentive Plan, the Employee Share Purchase Plans and the defined contribution pension plans. It is also responsible for management continuity and development and it will review and recommend to the Board all executive committee member appointments. The Human Resources Committee met four times in 2002.

The Board of Directors held eight meetings in 2002. All Directors, with the exception of Walter Kielholz, attended at least 75% of the Board meetings. All Directors attended at least 75% of the meetings held by all committees of the Board of which such Director was a member. As a result of Mr. Kielholz’s duties with Swiss Re he was able to attend only four of the eight Board Meetings held during 2002. With his recent appointment as Chairman of Credit Suisse Mr. Kielholz feels that his availability in 2003 will be limited and he has therefore decided not to stand for re-election at the forthcoming Annual General Meeting.

As a result of the new Board appointments in 2002 the membership of the Board Committees changed during the year. The following table shows the Directors who served on the various committees during the year.

Director	Governance Committee	Audit Committee	Human Resources Committee	Finance Committee
David McLaughlin (retired Chairman)	January to May 2002	January to May 2002	—	—
John A. Rollwagen	May to December 2002	January to May 2002	—	All of 2002
Robert M. Baylis	—	All of 2002	All of 2002	—
Jan H. Holsboer	—	All of 2002	—	All of 2002
Robert Horton	All of 2002	—	—	All of 2002
Walter B. Kielholz	All of 2002	—	All of 2002	—
Jean-Paul Montupet	—	May to December 2002	May to December 2002	May to August 2002
Rémy Sautter	—	All of 2002	—	August to December 2002
Lucio Stanca	All of 2002	—	All of 2002	—
Patrick A. Thiele	—		August to December 2002	January to May 2002
Jürgen Zech	August to December 2002	—	—	August to December 2002

DIRECTOR COMPENSATION

Directors who are employees of the Company or its subsidiaries are not paid any fees or additional compensation for services as members of the Company’s Board of Directors or any committee thereof. For 2002, non-employee directors each received fees of $40,000, which can be paid in the form of cash or Common Shares, at the Director’s election. The Common Shares (“Directors’ Shares”), if chosen, are granted under the Company’s 1993 Non-Employee Director’s Stock Plan (the “1993 Director’s Plan”), as described below. Mr. Rollwagen, the Chairman of the Board, received $102,000 in 2002 for serving as the Chairman of the Company on a pro-rata basis from May 2002 when Mr. Rollwagen was first appointed to the position of Chairman of the Board of Directors. Directors’ fees are reviewed annually to take into account inflation, the overall financial performance and business prospects of the Company and peer group competitive data. A deferral plan permits directors to defer all or a portion of their cash compensation. All directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors or committees thereof.

The Directors’ Shares granted under the 1993 Director’s Plan are fully vested when granted. Directors’ Shares granted under the 1993 Director’s Plan are nontransferable, except with the consent of two-thirds of the Board of Directors of the Company, for six months after grant. Directors’ Shares granted under the 1993 Director’s Plan to directors who are employees of Swiss Re are subsequently transferred to Swiss Re pursuant to an arrangement between Swiss Re and its employees.

Each director also receives as compensation an automatic annual award of options to purchase 8,000 Common Shares at an exercise price per Common Share equal to the market price per Common Share on the date of the award. In addition, Mr. Rollwagen receives an award of options, for services as Chairman, equal to $10,000 (based on the Black Scholes valuation of the Company’s options on the date of the annual shareholders’ meeting) to purchase Common Shares at an exercise price equal to to the market price per Common Share on the date of the award.

A total of 800,000 Common Shares may be issued under the 1993 Director’s Plan.

The Director’s Plan may be amended or terminated by the Company at any time, in whole or in part. However, any amendment for which shareholder approval is required by law will not be effective until such approval has been attained. Unless terminated earlier, the Director’s Plan expires on August 23, 2003, the tenth anniversary of its adoption by the Board, and no further Directors Shares or Options may be granted there under after such date. A new plan is being proposed for approval by Shareholders at the forthcoming Annual General Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is party to agreements with Swiss Re, of which Walter B. Kielholz is Vice Chairman, and its affiliates, and with Credit Suisse, of which Mr. Kielholz is Chairman. Swiss Re and certain of its affiliates and Credit Suisse receive fees from the Company pursuant to certain agreements with the Company, as described below.

Agreements with Swiss Re and Affiliates

The Company and its affiliates utilize, in the conduct of their business, certain underwriting services and licensed technology provided by Swiss Re and its affiliates, pursuant to various service agreements including the Underwriting Services and Cooperation Agreement. Fees incurred pursuant to such agreements include fixed fees for access to technology and database resources. The Agreement has been terminated with effect from February 28, 2003 but the Company will continue to have access to certain computer technology through the end of the year. The fees paid to Swiss Re and its affiliates under this Agreement for the year ended December 31, 2002 aggregated US$200,000.

In connection with the acquisition of PartnerRe SA, Swiss Re entered into a Standstill Agreement with the Company dated July 10, 1997, pursuant to which Swiss Re’s ownership and voting rights in the Company are limited to 30% of the voting power of the voting stock and voting stock equivalents of the Company. In connection with the acquisition of PartnerRe SA the Company granted Swiss Re registration rights for that portion of the Common Shares of the Company issued to Swiss Re in connection with the acquisition of PartnerRe SA that was not previously subject to registration rights.

In the normal course of its underwriting activities, the Company and certain subsidiaries entered into reinsurance contracts (assumed and ceded) with Swiss Re and certain members of the Swiss Re Group. Included in the Company’s 2002 consolidated results were net ceded premiums written of $1.0 million, net losses and loss expenses, including policy benefits for life contracts, of $2.5 million and net acquisition costs of $1.1 million. At December 31, 2002 there were reinsurance balances receivable and recoverable from members of the Swiss Re Group aggregating $21.4 million, unpaid losses and loss expenses, including life policy benefits, of $9.1 million and net ceded funds held under reinsurance treaties of $3.0 million under these agreements.

Investment Advisory Agreements

During 2002 the Company was party to Investment Advisory Agreements with Swiss Re. Under the Investment Advisory Agreements, Swiss Re managed portions of the Company’s portfolio of investment securities subject to the Company’s investment guidelines and other restrictions. Pursuant to the terms of the Investment Advisory Agreement, the Company paid fees to Swiss Re. In 2002, the Company incurred expenses pursuant to the Investment Advisory Agreement totaling $1.5 million. The Investment Advisory Agreements were terminated in December 2002. See Note 9 to the Consolidated Financial Statements.

In addition, the Company engages in finance and banking transactions with various banks including Credit Suisse, of which Mr. Kielholz is Chairman, and Barclays Bank plc of which Dr. Zech is a director. All such transactions are on an arm’s length basis.

The Company believes that the terms of such transactions were no less favorable to the Company than could have been obtained from third parties that were not affiliated with the Company. Transactions involving Swiss Re, or their affiliates, on the one hand, and the Company, on the other hand, require approval by a majority vote of the disinterested members of the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Executive Compensation Policy

The Human Resources Committee continues to be responsible for the overall establishment of the human resources philosophy, policy and administration of compensation programs for the Company.

The newly constituted Compensation Committee determines the salaries and other compensation for the Chief Executive Officer (CEO) and the other members of the Executive Committee (EC). The Committee consists entirely of independent directors who are not officers or employees of the Company. The current members of the committee are Lucio Stanca, Robert Baylis, Jean-Paul Montupet and Rémy Sautter.

The Company’s executive compensation program consists of Base Salary, Annual Incentive Awards and Long-Term Incentive Compensation. The Company’s compensation strategy aligns compensation with financial and company and business unit performance through an appropriate mix of annual and long-term incentives. The Compensation Committee considers Company, business unit and individual performance against predetermined financial and non-financial objectives. In determining the level of CEO and EC compensation, the Committee also considers whether the compensation is competitive with similarly situated executives of competitors and peer companies. The level of compensation for a given position is assessed annually against positions of comparable responsibility and function within a peer group of companies. The Committee may from time to time engage outside advisors to assist in the evaluation and design of compensation programs.

CEO Annual Incentive Award

The Annual Incentive of the CEO is based on the achievement of pre-determined profitability and growth measures and the achievement of organizational objectives during the year. The Compensation Committee determines and approves the Annual Incentive Award for the CEO.

Evaluation of Executive Committee Member Performance and the Annual Incentive Award

Members of the EC have financial and organizational performance objectives established each year. The Annual Incentive Award is based on the achievement of these objectives. The Compensation Committee approves the Annual Incentive Award for the Executive Committee Members.

Long-Term Incentive Compensation for CEO and Executive Committee Members

The CEO and EC are eligible for stock option grants each year. The size of the annual grant is determined by company financial performance and individual contribution. The Compensation Committee approves the Long-Term Incentive Compensation of the CEO and the EC. Options under the Employee Incentive Plan are granted at an exercise price equal to the fair market value of the Common Shares on the date of grant.

Annual Salaries for the CEO and the Executive Committee Members

Peer group compensation data is collected and presented to the Committee annually to assess the Company’s competitive compensation position. The Compensation Committee determines and approves the Salary for the CEO and EC based on competitive position and individual and Company performance.

Each of Messrs. Thiele, Benchimol, Meyenhofer, Moore and Pabst has an employment agreement (described below) with the Company. The base salary component of each executive’s compensation is, pursuant to the terms of each employment agreement, subject to annual review by the Compensation Committee. The Compensation Committee may make discretionary increases in the base salary based on the executive’s contribution to the Company and competitive market considerations. In addition, under the terms of each employment agreement the Compensation Committee may award annual cash bonuses to the executive and longer-term incentive awards in the form of stock options.

Chief Executive Officer’s Compensation

The base salary component of compensation for Mr. Thiele, President and Chief Executive Officer of the Company, for the year ended December 31, 2002 was $750,000. Mr. Thiele’s base salary is subject to a review and approval by the Compensation Committee. For the year ended December 31, 2002 Mr. Thiele was awarded an annual incentive bonus of $1,256,250, which he elected to take in the form of 80% cash and 20% stock options. In determining Mr. Thiele’s total compensation for the year, the Compensation Committee considered the Company’s performance and Mr. Thiele’s individual performance against pre-determined objectives.

Mr. Thiele is entitled to participate in the long-term incentive plan of the Company with stock option grants to be awarded at the annual discretion of the Compensation Committee. The Compensation Committee believes that equity linked grants are an important part of Mr. Thiele’s long-term compensation in that they provide a strong incentive to increase shareholder value.

Compensation Committee

Lucio Stanca, Chairman

Robert Baylis

Jean-Paul Montupet

Rémy Sautter

The following tables summarize compensation paid and certain information regarding options granted to the Company’s principal executive officers for the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards		All Other Compensation*
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation*	Restricted Stock (1)	Number of Securities Underlying Options Granted
Patrick A. Thiele, President & Chief Executive Officer & Director (1)	2002	$725,000	$1,256,250	$222,347	—	100,000	$143,260
	2001	$650,004	$735,313	$204,760	—	54,375	$129,501
	2000	$108,333	$—	$12,000	10,000	70,000	$8,125
Albert A. Benchimol, Executive Vice President & Chief Financial Officer (2)	2002	$412,500	$562,800	$209,087	—	42,500	$73,779
	2001	$386,250	$340,160	$195,279	—	21,750	$69,192
	2000	$272,125	$282,000	$146,827	—	100,000	$151,106
Bruno Meyenhofer, Chief Executive Officer, PartnerRe Global (3)	2002	$459,482	$707,511	$—	—	42,500	$49,572
	2001	$329,027	$360,000	$—	—	21,750	$37,681
	2000	$305,652	$291,000	$—	—	54,800	$75,390
Scott D. Moore, Chief Executive Officer, PartnerRe U.S.	2002	$412,500	$646,800	$—	—	42,500	$66,023
	2001	$386,250	$421,200	$—	—	21,750	$65,754
	2000	$363,750	$333,750	$80,000	—	50,000	$64,714
Mark Pabst, Executive Vice President, Corporate Affairs(4)	2002	$341,000	$398,056	$96,168	—	28,000	$76,317

(*)	Other Annual Compensation and All Other Compensation comprises the following:

	Other Annual Compensation					All Other Compensation
Name	Year	Housing Allowance	Payroll Tax Reimbursement	Car Allowance	Club Fees	Welfare & Health Premiums	Defined Contribution Pension	Tax Filing Assistance
Patrick A. Thiele	2002	$198,000	$10,668	$11,429	$2,250	$13,510	$108,750	$21,000
	2001	$183,750	$10,668	$9,592	$750	$12,001	$97,500	$20,000
	2000	$12,000	—	—	—	—	$8,125	—
Albert Benchimol	2002	$189,000	$10,668	$3,006	$6,413	$11,904	$61,875	—
	2001	$180,000	$10,668	$3,561	$1,050	$11,253	$57,939	—
	2000	$97,500	$8,907	$40,420	—	$6,573	$41,567	—
Bruno Meyenhofer	2002	—	—	—	—	$19,549	$30,023	—
	2001	—	—	—	—	$14,939	$22,742	—
	2000	—	—	—	—	$21,400	$53,990	—
Scott D. Moore	2002	—	—	—	—	$16,893	$45,380	$3,750
	2001	—	—	—	—	$16,457	$42,487	$6,810
	2000	$80,000	—	—	—	$14,927	$40,012	$9,775
Mark Pabst	2002	$84,000	$10,668	—	$1,500	$17,751	$58,566	—

(1)	Mr. Thiele joined the Company on December 1, 2000.

•	Mr. Thiele’s employment contract allows him to take up to 50% of his annual bonus in stock options that vest immediately. In respect of his 2002 bonus, Mr. Thiele elected to receive 20% in the form of 12,613 options valued at $19.92 each. In respect of his 2001 bonus, Mr. Thiele elected to receive 40% in the form of 14,539 options valued at $20.23 each.

•	On December 4, 2000, Mr. Thiele was granted restricted stock valued at the market price of $54.50 on the date of the grant.

(2)	Mr. Benchimol joined the Company on April 1, 2000. In 2000 the Company also paid relocation expenses on behalf of Mr. Benchimol of $102,966.

(3)	Mr. Meyenhofer’s salary and bonus are paid in Swiss Francs. For 2002 these were CHF 663,000 and CHF 981,240 respectively. For 2001 Mr. Meyenhofer’s salary and bonus were CHF 555,003 and CHF 590,240 respectively and for 2000 they were CHF 517,500 and CHF 375,000 respectively.

(4)	Mr. Pabst joined the Company on July 16, 2001.

In addition, each of these executive officers during each of their respective years of service reflected, is eligible for: 25 days of vacation; D&O insurance coverage; change of control protection and business use of a company apartment; and excise tax gross-up.

Ancillary Information

The following information is provided in addition to that required by SEC rules:

Name	Year	Share Purchase Plan Discount (available to all salaried employees)	Business Travel and Entertainment Expenses
Patrick A. Thiele	2002	$3,724	$144,507
	2001	$3,619	$148,899
	2000
Albert A. Benchimol	2002	$2,229	$79,210
	2001	$2,033	$89,619
	2000
Bruno Meyenhofer	2002	$3,532	$156,151
	2001	Eligible ($0 benefit)	$73,986
	2000
Scott D. Moore	2002	Eligible ($0 benefit)	$82,100
	2001	Eligible ($0 benefit)	$79,103
	2000
Mark Pabst	2002	$6,131	$99,428

Name	Options Granted Since Inception	Total Options Vested Less Options Exercised Since Inception	Currently Exercisable Options	Grants of Restricted Shares	Shares Purchased from Company Share Purchase Plans	Other Share Ownership
Patrick A. Thiele	251,527	45,095 Nil Exercises	45,095	10,000	957	4,000
Albert A. Benchimol	164,250	87,177 Nil Exercises	87,177	—	547	—
Bruno Meyenhofer (1)	164,550	94,457 Nil Exercises	40,000	—	335	—
Scott D. Moore	464,677	377,604 (155,000)	222,604	—	—	14,500
Mark Pabst	68,225	17,524 Nil Exercises	17,524	—	792	3,500

(1)	Of the options granted to Mr. Meyenhofer, 60,300 are blocked from exercise for a period of four years from the date of grant and 64,250 are blocked from exercise for a period of six years from the date of grant.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Common Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Patrick A. Thiele	54,375	8.0%	$53.80	26th February 2012	$1,839,753	$4,662,294
	14,539	2.1%	$53.80	26th February 2012	$491,920	$1,246,622
Albert A. Benchimol	21,750	3.2%	$53.80	26th February 2012	$735,901	$1,864,918
Bruno Meyenhofer	21,750	3.2%	$53.80	26th February 2012	$735,901	$1,864,918
Scott D. Moore	21,750	3.2%	$53.80	26th February 2012	$735,901	$1,864,918
Mark Pabst	15,225	2.2%	$53.80	26th February 2012	$515,131	$1,305,442

(1)	Options were granted under the Stock Option Plan with an exercise price equal to the market value of the Company’s Common Shares on the date of grant. The Options granted to Messrs. Thiele, Benchimol, Meyenhofer, Moore & Pabst were granted on February 26, 2002 and with the exception of 14,539 of the options granted to Mr. Thiele all will vest in equal installments on the first, second and third anniversary of the date of grant. In accordance with the terms of his employment contract Mr. Thiele opted to take 40% of his annual incentive bonus in the form of options and the 14,539 options granted as part of Mr. Thiele’s annual incentive vested fully on the date of grant.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable & Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable &Unexercisable(1)
Patrick A. Thiele	—	—	14,539	$0
			124,375	$0
Albert A. Benchimol	—	—	60,000	$1,275,450
			61,750	$850,300
Bruno Meyenhofer(2)	—	—	0	$0
			122,050	$1,479,746
Scott D. Moore	—	—	189,427	$3,399,341
			77,750	$471,750
Mark Pabst	—	—	12,500	$0
			27,725	$0

(1)	Calculated based upon a price of $51.82 per share of the Company’s Common Shares at December 31, 2002.
(2)	All the options granted to Mr. Meyenhofer are subject to a block on exercise. 100,300 options are blocked from exercise for a period of four years from the date of grant and the remaining 21,750 options are blocked from exercise for a period of six years from the date of grant.

Executive Employment Arrangements

The Company has entered into an employment agreement with Patrick Thiele to serve as the President and Chief Executive Officer of the Company. The agreement was amended by the Board of Directors in February

2002 and details of the amendments have been filed with the Securities and Exchange Commission. Mr. Thiele’s compensation under the revised employment agreement includes (i) an annual base salary which is subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors, (ii) an annual bonus determined by the Compensation Committee of the Board of Directors; for guidance purposes, the target bonus would be 125% of Base Salary which, at the election of Mr. Thiele, may be taken 100% in cash or up to 50% in options, (iii) eligibility to participate in the Stock Option Plans of the Company and (iv) pension, welfare and fringe benefits.

Mr. Thiele is entitled to receive reimbursement from the Company of expenses incurred in connection with, among other things, maintaining a residence in Bermuda and promoting the business of the Company, including expenses for travel and entertainment and living expenses while away from home on business in the service of the Company. The employment agreement has no fixed term. In the event of a Change of Control of the Company, Mr. Thiele is entitled to receive the greater of one year’s base salary plus a bonus equal to the annual bonus paid by the Company in the prior calendar year or two years of the last base salary and a bonus equal to two times the target rate of bonus in the year when the Date of Termination occurs.

In the event of termination of Mr. Thiele’s employment by the Company without cause or by Mr. Thiele for good reason, Mr. Thiele will receive his then current base salary for a period of one year plus one-twelfth of the previous year’s annual bonus for twelve months and all options granted to him under the Plans which remain unvested shall immediately vest. Mr. Thiele will also retain the housing allowance and provision of a motor vehicle in Bermuda shall continue until the earlier of the date Mr. Thiele leaves Bermuda or 3 months after the Date of Termination. A pro rata bonus for the fiscal year in which he leaves the Company will also be paid to Mr. Thiele. Any accrued salary and benefits through the termination date will also be paid to Mr. Thiele.

The Company has entered into an employment agreement with Albert Benchimol to serve as Executive Vice President and Chief Financial Officer of the Company. The employment agreement has an initial term of three years from the effective date of the agreement, which was April 1, 2000. Mr. Benchimol’s compensation under the agreement includes (i) an annual salary which is subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors, (ii) an annual bonus determined by the Compensation Committee of the Board of Directors, (iii) participation in a long-term incentive compensation plan of the Company, such awards to be granted at the discretion of the Compensation Committee of the Board of Directors and (iv) pension, welfare and fringe benefits. Mr. Benchimol is entitled to receive reimbursement from the Company of expenses incurred in connection with, among other things, maintaining a residence in Bermuda and promoting the business of the Company, including expenses for travel and entertainment and living expenses while away from home on business or in the service of the Company. In the event of a Change of Control of the Company, Mr. Benchimol is entitled to receive compensation and benefits in accordance with the same formula as Mr. Thiele. In the event of termination of Mr. Benchimol’s employment by the Company without cause or by Mr. Benchimol for good reason, Mr. Benchimol will receive compensation and benefits in accordance with the same formula as Mr. Thiele.

The Company has an employment agreement with Scott D. Moore to serve as Senior Vice President and Chief Financial Officer of the Company. Mr. Moore relocated to New York in October 1998 and became President and Chief Executive Officer of PartnerRe US. The basic terms of employment of Mr. Moore as outlined below remain unchanged. The employment agreement remains in force unless the Company or Mr. Moore provides prior written notice of termination of at least twelve months. Mr. Moore’s compensation under the employment agreement includes (i) an annual base salary which is subject to review annually for increase at the discretion of the Human Resources Committee of the Board of Directors, (ii) an annual bonus determined by the Human Resources Committee of the Board of Directors, and (iii) pension, welfare and fringe benefits. In the event of termination of Mr. Moore’s employment by the Company without cause or by Mr. Moore for good reason, Mr. Moore shall receive his then current base salary for the remaining term of the agreement, but in no event less than 12 months base salary and a bonus equal to his prior year annual bonus, and all options granted to him which remain unvested will immediately vest and remain exercisable for 90 days after the date of termination.

The Company has entered into an employment agreement with Bruno Meyenhofer to serve as Executive Vice President of the Company. In February 2002 Mr. Meyenhofer was appointed as Chief Executive Officer, PartnerRe Global. The employment agreement is open ended in time and provides for Mr. Meyenhofer to be awarded a base salary and to be entitled to receive an annual bonus based on performance. Mr. Meyenhofer will also be entitled to participate in the long-term incentive award plan of the Company.

The Company has entered into an employment agreement with Mark Pabst to serve as Executive Vice President of the Company. The agreement took effect in July 2001 and is an annual arrangement with automatic one-year renewal periods unless notice of termination is given. Mr. Pabst’s compensation under the agreement includes (i) an annual salary which is subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors of the Company, (ii) an annual bonus determined by the Compensation Committee of the Board of Directors, (iii) participation in a long-term incentive compensation plan of the Company, such awards to be granted at the discretion of the Compensation Committee of the Board of Directors and (iv) pension, welfare and fringe benefits. Mr. Pabst also received 25,000 PartnerRe Ltd., stock options at the time of joining the Company, 6,250 of which vested on the date of grant with the remainder vesting in three equal installments on the first, second and third anniversary of the date of grant. Mr. Pabst is also entitled to receive reimbursement from the Company for expenses incurred in connection with, among other things, maintaining a residence in Bermuda and promoting the business of the Company, including expenses for travel and entertainment and living expenses while away from home on business or in the service of the Company. In the event of a Change of Control of the Company, Mr. Pabst is entitled to receive compensation and benefits in accordance with the same formula as Mr. Thiele. In the event of termination of Mr. Pabst’s employment by the Company without cause or by Mr. Pabst for good reason, Mr. Pabst will receive compensation and benefits in accordance with the same formula as Mr. Thiele.

In the event of a Change of Control of the Company, Messrs. Moore and Meyenhofer are entitled to receive two years of the last base salary and a bonus equal to two times the target rate of bonus in the year when the Date of Termination occurs.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Lucio Stanca, Robert Baylis, Jean-Paul Montupet and Rémy Sautter, none of who is an executive officer or employee of the Company or any of its subsidiaries.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out details of the Company’s Equity Compensation Plans, including the 1993 Non-Employee Director Stock Plan. All equity compensation plans utilized by the Company have been approved by shareholders.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A (3)
Equity Compensation Plans Approved by Shareholders	2,988,258	$43.95	1,925,150
Equity Compensation Plans not approved by Shareholders	0	0	0
TOTAL	2,988,258	$43.95	1,925,150

(1)	Includes 316,175 shares that relate to the 1993 Non-Employee Director Stock Plan.
(2)	The weighted average exercise price of outstanding options under the 1993 Non-Employee Director Stock Plan is $41.65 per share.
(3)	Includes 217,712 shares remaining available for grant under the 1993 Non-Employee Director Stock Plan. On expiry of the 1993 Non-Employee Director Stock Plan in August 2003 any shares remaining as unissued will no longer be available for issue and will revert to form part of the authorised, but unissued, Common Shares of the Company.

PROPOSAL TO APPROVE THE PARTNERRE LTD. 2003 NON-EMPLOYEE DIRECTOR’S STOCK PLAN AND TO RESERVE 1,000,000 COMMON SHARES FOR ISSUANCE UNDER THE PLAN

As part of the Company’s compensation paid to its non-employee Directors the Company has awarded an annual grant of stock options to each Director under the 1993 Non-Employee Director Stock Plan. In addition, every non-executive director has the ability to elect to take their annual fee in the form of Common Shares and any such shares are issued out of the 1993 Plan. This plan will expire on August 23, 2003, and no further options or shares may be granted under the Plan.

The Company believes that an important element of its compensation philosophy for directors is to link the director’s compensation with the interests of shareholders. This can be achieved by the creation of an equity interest in the Company either through the grant of options or shares since their value is tied directly to increases in the market value of the Common Shares. In order to be able to continue the grant of options and shares to non-employee directors and so strengthening their commitment to the Company it is necessary for the Company to replace the expiring PartnerRe 1993 Non-Employee Director Stock Plan. The Board of Directors has approved the PartnerRe Ltd. 2003 Non-Employee Director’s Stock Plan (the “Director Plan”).

The determination of Director compensation is the responsibility of the Governance and Nominating Committee of the Board. In determining a director’s total compensation program the Committee will consider a number of factors. These will include the competitiveness of the total compensation package, time spent and contribution to Board projects or governance as well as an appropriate balance of cash to equity compensation. In order to give the Committee flexibility in the design of director’s compensation in light of evolving rules and board governance practices the Director Plan is an omnibus plan and provides for the grant of Restricted Shares, Restricted Share Units, Options, Shares, Other Share-Based Awards, or any combination of the foregoing.

The Governance and Nominating Committee will administer the Director Plan. This Committee will have full discretion to determine the directors eligible to receive awards under the Director Plan, to establish the terms and conditions of awards and to interpret and construe the Director Plan.

The exercise price of options granted under the Director Plan shall be determined by the Governance and Nominating Committee however under no circumstances shall the exercise price be less than the fair market value of a Common Share on the date of grant of such option.

Restricted Shares and Restricted Share Units awarded under the Director Plan will be subject to such vesting as shall be established by the Governance and Nominating Committee at the time of grant. A holder of Restricted Shares will generally be entitled to the rights and privileges of a shareholder including, without limitation, the right to vote such shares and receive dividends. Holders of Restricted Share Units who satisfy vesting criteria with respect to such units will be entitled to receive the equivalent cash value of one Common Share for each Restricted Share Unit. Restricted Share Units will not entitle a holder to the privileges of stock ownership, although the Governance and Nominating Committee may provide for payment of “dividend equivalents” in respect of such units.

Other Share-Based Awards that may be granted under the Plan include any award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares of the Company. The determination of such awards will be at the sole discretion of the Governance and Nominating Committee.

Participation in the Director Plan is limited to non-employee directors of PartnerRe Ltd. If approved by Shareholders, the Director Plan will become effective as of its date of approval. The Board of Directors may terminate the Director Plan at any time but if not terminated earlier it will expire in May 2013.

It is anticipated that following the grant of options to Directors in respect of their 2003 compensation, based on the current compensation structure, the 1993 Plan will have approximately 145,000 securities remaining available for future issuance. On expiry of the 1993 Plan in August 2003 these securities will revert to form part of the Company’s authorised but unissued Common Shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF  THE PARTNERRE LTD. 2003 NON-EMPLOYEE DIRECTOR’S STOCK PLAN AND  THE RESERVATION OF 1,000,000 COMMON SHARES FOR ISSUANCE UNDER  THE DIRECTOR PLAN.

PERFORMANCE GRAPH

The graph set forth below compares the cumulative shareholder return, including reinvestment of dividends, on the Company’s Common Shares to such return for Standard & Poor’s (“S&P”) 500 Composite Stock Price Index and S&P’s Supercomposite Property-Casualty Index for the period commencing with the effective date of the initial public offering of the Company’s Common Shares on October 28, 1993 and ending on December 31, 2002, assuming $100 was invested on October 28, 1993. Effective January 1, 2002 the S&P Property-Casualty Industry Group Stock Price Index was replaced by the S&P Supercomposite Property-Casualty Index. Total returns for the years before January 1, 2002 continue to be those of the former S&P Property-Casualty Industry Group Stock Price Index. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each year during the period from October 28, 1993 through December 31, 2002. As depicted in the graph below, during this period the cumulative total shareholder return on the Company’s stock was 213.14%, the cumulative total return for the S&P 500 Composite Stock Price Index was 122.31% and the cumulative total return for the S&P Supercomposite Property-Casualty Index was 104.67%.

(1)	The initial public offering of the Company’s Common Shares was effected on October 28, 1993 at a price to the public of $20.00 per Share.

CODE OF BUSINESS CONDUCT AND ETHICS

In November 2002 the Board of Directors adopted the PartnerRe Ltd. Code of Business Conduct and Ethics. The Code applies to all directors, officers and employees of the PartnerRe Group of companies. Any specific waiver of the provisions requires approval of the Board of Directors or a committee of the Board of Directors, and any waivers must be promptly disclosed to shareholders. Any employee, officer or director who violates the Code of Business Conduct and Ethics will be subject to disciplinary action.

The Code of Business Conduct and Ethics was filed with the U.S. Securities and Exchange Commission on Form 8-K in January 2003 and is available on the Company’s website at www.partnerre.com.

CORPORATE GOVERNANCE PRINCIPLES AND APPLICATION GUIDELINES

On February 25, 2003, the Board of Directors of the Company adopted the “Corporate Governance Principles and Application Guidelines”. The governance principles are intended to define how the Board of PartnerRe will operate and reflect the business of the Company and its global practices and representation. The guidelines also include governance mechanics that apply to the practices of the Company’s board on a day-to-day basis.

AUDIT COMMITTEE

The Audit Committee of the Company is made up of three independent members of the board. None of the members has been an employee for the last five years and none of the members or entities to which they belong has transacted significant business of any kind with the Company in the past five years as determined by the Board of Directors of the Company.

At the Board of Directors meeting held on February 25, 2003 the Board determined that the Chairman of the Audit Committee, Mr. Robert Baylis, fulfills the requirements of a “financial expert” pursuant to Section 407 of the Sarbanes-Oxley Act. Mr. Baylis is a qualified Chartered Financial Analyst and has experience serving on the Audit Committees of other public companies. Mr. Baylis has agreed to be designated as the audit committee financial expert for PartnerRe Ltd. Each of the other two members of the Audit Committee is financially literate having a broad range of experience in senior executive positions in their respective industries. Mr. Holsboer was a senior executive of ING/Nationale-Nederlanden from 1990 to 1999 and served as a member of the Executive Committee of ING Bank group. He is currently Co-Chairman of the Geneva Association Task Force on International Accounting Standards and Vice-Chairman of the Amsterdam Institute of Finance. Mr. Sautter is currently Chairman of the Board of RTL Radio, France and from 1985 to 1996 he served as Vice-Chairman and Managing Director of that company. From July 1996 to June 2000 Mr. Sautter was President and Chief Executive Officer of CLT-UFA Group.

Audit Committee Charter

The Audit Committee Charter of the Company has been amended to comply with the new rules adopted by the Securities and Exchange Commission (the “SEC”) and was filed with the SEC on Form 8-K on January 3, 2003. The amended Charter is appended to this Proxy Statement. The Audit Committee Charter outlines the scope of responsibilities of the Committee. The Charter also addresses the selection of independent auditors, evaluation and if necessary, replacement. The Charter states that the Audit Committee is responsible for overseeing auditor independence. The Audit Committee Charter is reviewed annually by the Board.

Audit Fees

The fees billed to the Company by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal year 2002 were:

Audit Fees		$1,758,115

Financial Information Systems Design And Implementation Fees		$—

Other Fees
Actuarial Support	$—
Audit Related (a)	$176,182
Tax Consultation	$43,468
Other	$24,712

Total Other Fees		$244,362

(a)	Includes fees for consents, reviews of and required procedures related to filings and registration statements, internal control reviews and fees for the audit of company’s employee benefit plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

The Audit Committee has discussed with the independent auditors whether the auditors’ provision of non-audit related services is compatible with maintaining the auditors’ independence from management and the Company and has received from the independent auditors written disclosures required by the Independence Standards Board Standard No. 1.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and with the independent auditors of the Company. Based on such reviews and discussions the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Audit Committee

Robert M. Baylis, Chairman

Jan H. Holsboer

Rémy Sautter

REAPPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors proposes and recommends that the shareholders reappoint the firm of Deloitte & Touche to serve as independent auditors of the Company until the 2004 annual general meeting. Deloitte & Touche has served as the Company’s independent auditors from the Company’s inception in August 1993 to the present. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS UNTIL THE 2004 ANNUAL GENERAL MEETING AND THE REFERRAL TO THE BOARD OF DIRECTORS  OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION.

MISCELLANEOUS

The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Shares held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.

Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings.

At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

Copies of Form 10-K Annual Report

The Company will furnish, without charge, a copy of its annual report on Form 10-K for the year ending December 31, 2002, filed with the U.S. Securities and Exchange Commission, to each person solicited hereunder who mails a written request therefore to the Chief Financial Officer, PartnerRe Ltd., Chesney House, 96 Pitts Bay Road, Pembroke HM08, Bermuda. Such requests may also be made by placing a telephone call to 1-441-292-0888. The Company will also furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to such annual report on Form 10-K.

Appendix A

PARTNERRE LTD.

AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE MISSION STATEMENT

The Audit Committee has been established to oversee the financial reporting process and the internal control structure on behalf of the Board of Directors. The Audit Committee will:

•	assist board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the outside auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors;

•	meet regularly with management and internal and outside auditors and report on their activities to the full Board.

AUDIT COMMITTEE COMPOSITION

(a)	The Audit Committee will comprise at least three members of the Board of Directors. Director’s fees are the only compensation an audit committee member may receive from the Company.

(b)	The Board of Directors will appoint the members of the Audit Committee and will appoint one of them to be the Chairperson of the Audit Committee.

(c)	Each member of the Audit Committee shall meet the independence and experience requirements of Section 10A of the Securities Exchange Act of 1934 and the New York Stock Exchange.

(d)	If any Audit Committee member serves on the audit committees of more than two public companies in addition to the Audit Committee, the Board of Directors must determine that such simultaneous service will not impair such member’s ability to serve effectively on the Audit Committee.

AUDIT COMMITTEE RESPONSIBILITIES

The Audit Committee shall have the following duties and responsibilities:

A.	General responsibilities.

(i)	Annually review and assess the adequacy of this charter.

(ii)	Annually review the performance of the Audit Committee and recommend any proposed changes to the Board of Directors.

(iii)	Prepare the report required by SEC rules to be included in the Company’s annual proxy statement.

(iv)	Perform any specific oversight functions as requested by the Board of Directors.

(v)	Make regular reports to the Board of Directors.

B.	Audit related responsibilities.

(i)	Advise the Board of Directors regarding the appointment of the outside auditor, who shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the appointment, termination and compensation of, and oversight of the work of, the outside auditor (subject to shareholder ratification where applicable).

(ii)	At least annually review and report to the Board regarding the independence and performance of the outside auditors, including the experience and qualifications of the senior members of the audit team and the quality control procedures of the auditor, and approval of the fees and terms for audit services. The Audit Committee has sole authority to approve all audit fees and terms.

(iii)	At least annually review the outside auditors’ status as independent and all relationships or arrangements between the outside auditor and the Company, including:

a)	receipt and discussion of the written disclosures and the letter from the outside auditors required by Independence Standards Board No. 1;

b)	review of any proposals for the Company to hire personnel at and above the level of Officer in the Company from the outside auditor who were engaged on the Company’s account within the last 3 year period and establishment of hiring policies for any other employees or former employees of the outside auditors;

c)	review and evaluation of the lead partner or any other partner of the outside auditors responsible for reviewing the audit and consideration of whether such partners or the outside audit firm itself should be replaced to comply with applicable law or otherwise to assure continuing auditor independence; and

d)	receipt and review of any report from the outside auditors regarding (1) the auditors’ internal quality control procedures, (2) any material issues raised by the most recent internal quality control review or peer review of the auditors or by any inquiry or investigation by governmental or professional authorities in the last five years regarding any independent audits conducted by the auditors, and any steps taken to deal with such issues and (3) all relationships between the outside auditor and the Company.

(iv)	Approve in advance the retention of the outside auditor for any non-audit services and the fees and terms for such services, except to the extent that Section 10A of the Securities Exchange Act of 1934 permits such approval to be other than in advance. Approval of non- audit services shall be disclosed to investors in periodic reports required by Section 13 (a) of the Exchange Act. The Audit Committee may delegate the authority to grant such approvals to one or more designated members of the Audit Committee, provided that the decisions of any member to whom authority is so delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has sole authority on these issues.

(v)	Meet with the outside auditors prior to the audit to review the planning, scope and staffing of the audit.

(vi)	Review the adequacy of the Company’s system of internal control, including the responsibilities, budget and staffing of the internal audit function, with management, internal auditors and the outside auditors.

(vii)	Review the appointment and replacement of the senior internal auditing executive.

(viii)	Review the scope of the internal auditor’s work and level of comfort with internal controls.

(ix)	Review the annual audited financial statements; these reviews should include:

a)	review of the report on Form 10-K, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

b)	a review of management letters (and management’s responses) and any other significant suggestions for improvements provided by the outside auditors, including any audit problems or difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any disagreements with management;

c)	a review of any accounting adjustments that were noted or proposed by the outside auditor but which were “passed” (as immaterial or otherwise);

d)	a review of any analysis prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

e)	meetings with each of management, internal auditors and outside auditors in separate executive sessions; and

f)	at least as frequently as the review of the annual audit, a discussion of the matters required to be discussed by Statement on Auditing Standards No. 61.

(x)	Review the quarterly financial statements (including the results of the independent auditors’ review of the quarterly financial statements); these reviews should include:

a)	a review of the report on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

b)	meetings with each of management, internal auditors and outside auditors in separate executive sessions.

(xi)	Review significant accounting policies and decisions, including:

a)	the Company’s critical accounting policies as set forth in applicable SEC filings;

b)	any changes in relevant accounting rules proposed or effected by accounting or regulatory authorities;

c)	significant proposed changes to the Company’s auditing and accounting practices as suggested by management, internal auditors and outside auditors; and

d)	major issues regarding accounting principles and financial statement presentations, including all significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls.

(xii)	Review and discuss earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, with particular attention to any use of “pro forma” or “adjusted” non-GAAP information.

(xiii)	Review any material financial or non-financial arrangements of the Company which do not appear on the Company’s financial statements.

(xiv)	Review any transactions or courses of dealing with parties related to the Company which are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and that are relevant to an understanding of the Company’s financial statements.

(xv)	Review a report on the Company’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls.

C.	Control and compliance responsibilities.

(i)	Review management’s monitoring of compliance on regulatory and legal matters, including:

a)	review of findings of any examinations by regulatory agencies, such as the SEC or insurance regulatory authorities, and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

b)	review with management and the Company’s counsel any legal matters and policies that could have a significant impact on the Company’s financial condition or results of operations; and

c)	discuss policies with respect to risk assessment and risk management, and review controls relating to management of risk exposures and management steps to monitor, control and report on risk.

d)	receive reports emanating from Code of Conduct issues and ensure appropriate action is taken.

(ii)	Cause an internal review of senior management and Board expenses, perquisites and conflicts of interest, if any, on an annual basis for approval by the Board.

(iii)	Establish procedures for (A) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

AUDIT COMMITTEE PROCEDURES

(a)	Meetings. The Audit Committee shall meet at least four times per year, or more often as deemed necessary or appropriate in its judgment.

(b)	Resources. The Audit Committee shall have the authority to retain such outside counsel, experts and other advisers as it determines appropriate to assist in the full performance of its functions. The internal auditor and the CFO shall be responsible for providing the Audit Committee with whatever resources it requires from within the Company. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the outside auditor and any advisers employed by the Audit Committee.

(c)	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities as it sees fit.

*    *    *    *    *

While the Audit Committee has the responsibility and power set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations and the Company’s policies generally.

DETACH HERE

ZPRH82

PARTNERRE LTD.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd.

in connection with its Annual General Meeting of Shareholders to be held on May 22, 2003

The undersigned shareholder of PartnerRe Ltd. (the “Company”) hereby appoints John A. Rollwagen and Patrick A. Thiele, each the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all the Company’s Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held on May 22, 2003 (the “Annual General Meeting”) and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the election of the nominees and the approval of the proposals described on the reverse side.

PLEASE COMPLETE, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PARTNERRE LTD.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/pre.		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZPRH81

☒	Please mark votes as in this example.

	The Board of PartnerRe Ltd. recommends that the shareholders vote “For” the nominees and proposals listed below.						PARTNERRE LTD.

1.

Election of Nominees - To elect each of (01) Robert M. Baylis and (02) Jan H. Holsboer as a Director of the Company to serve until the Company’s 2006 Annual General Meeting or until their successors are elected.

THE BOARD OF PARTNERRE LTD. RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES AND PROPOSALS LISTED HEREON

								FOR	AGAINST	ABSTAIN
		For All Nominees	☐	☐	With- hold	2.	To approve the PartnerRe Ltd. 2003 Non-Employee Director’s Stock Plan (the “Director Plan”) and reserve 1,000,000 Common Shares for issuance under the Director Plan.	☐	☐	☐
		For All Except	☐
If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and write the name of the nominee in the space provided above:
								FOR	AGAINST	ABSTAIN
3.

To reappoint the firm of Deloitte & Touche to serve as independent auditors of the Company until the Company’s 2004 Annual General Meeting and to refer to the Board of Directors the authority to determine the remuneration of Deloitte & Touche.

								☐	☐	☐
								FOR	AGAINST	ABSTAIN
						4.	Other - In their discretion upon such other matters, including withholding a quorum, if necessary, as may properly come before the Annual General Meeting.	☐	☐	☐

Mark box at right if you plan to attend the Annual General Meeting.	☐	Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Signature:	Date:	Signature:	Date: